Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 37
(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 77,272,414 Shares of Class A Common Stock Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 7, 2023 (the “Current Report”) other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On April 7, 2023 the closing price of our Class A Common Stock was $0.85 and the closing price for our public warrants was $0.07.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 7, 2023
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 3, 2023, Hyzon Motors Inc. (the “Company”) received a Staff Determination (the “Staff Determination”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, unless the Company requested an appeal, trading of the Company’s Class A common stock and warrants would be suspended from The Nasdaq Capital Market at the opening of business on February 14, 2023.

On February 10, 2023, the Company filed a request for hearing with the Nasdaq Hearings Panel (the “Hearings Panel”) in response to the Staff Determination, and requested a stay of the Staff Determination pending the hearing. On this same day, the Hearings Panel granted the Company a 15-calendar day stay of delisting, and subsequently granted the Company’s request for a stay pending the hearing.

The delisting hearing was held on March 16, 2023 before the Hearings Panel. At the hearing, the Company presented its plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Periodic Filing Rule”), and requested the continued listing of its securities on The Nasdaq Capital Market pending such compliance.

On March 31, 2023, the Company received a letter from the Hearings Panel indicating that the Hearings Panel granted the Company’s request for continued listing until May 15, 2023, in order to allow the Company to regain compliance with the Periodic Filing Rule. The Company’s request for continued listing of its securities on The Nasdaq Capital Market until May 15, 2023 was granted subject to the condition that on or before May 15, 2023, the Company shall have filed with the Securities and Exchange Commission all delinquent reports, in compliance with the Periodic Filing Rule.

On April 3, 2023, the Company filed a Form 12b-25 to report that its Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) would not be filed within the prescribed time period.

On April 6, 2023, the Company received an additional Staff Determination (the “Additional Staff Determination”) from the Staff notifying the Company that, because the Staff did not receive the 2022 Form 10-K, the Company does not comply with Nasdaq’s Listing Rules for continued listing, thus constituting an additional basis for delisting the Company’s securities from The Nasdaq Capital Market. The Additional Staff Determination further notified the Company that the Hearings Panel will consider this matter in their decision regarding the Company’s continued listing on The Nasdaq Capital Market, and that the Company should present its views with respect to this additional deficiency to the Hearings Panel in writing no later than April 13, 2023.

In view of the Hearings Panel’s decision granting the Company’s request for continued listing until May 15, 2023, the Company intends to respond to the Additional Staff Determination by April 13, 2023, to present the Company’s views with respect to this additional deficiency.

Item 7.01 Regulation FD Disclosure

On April 7, 2023, the Company issued a press release announcing that it received an Additional Staff Determination from the Staff in response to the Company’s filing of Form 12-b25 to report that its 2022 Form 10-K would not be filed within the prescribed time period. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in this Item 7.01.

The information contained in this Item 7.01, including in Exhibit 99.1 attached hereto, is "furnished" and not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference in another filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent such other filing specifically incorporates such information by reference.

Forward-Looking Statements This report includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. In particular, no assurances can be made regarding the Company’s ability to timely regain compliance with the Periodic Filing Rule described above. If the Company is unsuccessful in timely regaining compliance with the Periodic Filing Rule, the Company’s securities may be delisted from The Nasdaq Capital Market, which could have a material adverse impact on the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

The following exhibit relating to Item 9.01 shall be deemed to be furnished, and not filed:

Exhibit Number	Description
99.1	Press release, dated April 7, 2023 issued by the Company.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: April 7, 2023	By:	/s/ Parker Meeks
	Name:	Parker Meeks
	Title:	Chief Executive Officer